                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




Date of Report:  May 27, 1998



                           PHYSICIANS' SPECIALTY CORP.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


                                    DELAWARE
--------------------------------------------------------------------------------
                 (State of other jurisdiction of incorporation)


          1-12759                                 58-2251438
------------------------               ---------------------------------
(Commission File Number)               (IRS Employer Identification No.)


1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia            30342
--------------------------------------------------------------------------------
 (Address of principal executive offices)                   (Zip Code)


Registrant's telephone no. including area code:  (404) 256-7535
                                                 --------------


--------------------------------------------------------------------------------
(Former Address, if changed since Last Report)               (Zip Code)



                                                                                                                Page
                                                                                                                ----
Item 7.           Financial Statements, Pro Forma Financial Information and Exhibits

         (a)      Financial Statements of the Businesses Acquired

                  General Information
                  EAR, NOSE & THROAT ASSOCIATES, P.C. (a medical practice whose shareholders own more than 50% of the equity of Physicians' Domain, Inc.)
                  Report of Independent Public Accountants ....................................................  F-2
                  Balance Sheets at December 31, 1997 and 1996 ................................................  F-3
                  Statements of Operations for the Two Years Ended December 31, 1997 ..........................  F-4
                  Statements of Stockholders' Equity (Deficit) for the Two Years Ended December 31, 1997 ......  F-5
                  Statements of Cash Flows for the Two Years Ended December 31, 1997 ..........................  F-6
                  Notes to Financial Statements ...............................................................  F-7
                  Balance Sheet at March 31, 1998 (Unaudited) .................................................  F-16
                  Statement of Operations for the Three Months Ended March 31, 1998 (Unaudited) ...............  F-17

         (b)      Pro Forma Financial Information

                  Unaudited Pro Forma Combined Financial Data .................................................  F-18
                  Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 1997....  F-19
                  Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended March 31,
                    1998 ......................................................................................  F-20
                  Unaudited Pro Forma Combined Balance Sheet at March 31, 1998 ................................  F-21
                  Notes to Unaudited Pro Forma Combined Financial Data ........................................  F-22

         (c)      Exhibits

                  10.47    Management Services Agreement dated May 27, 1998 among the Registrant,
                           PSC Management Corp. and ENT Associates LLP.*

                  10.48    Management Services Agreement dated May 27, 1998 among the Registrant,
                           PSC Management Corp. and ENT Associates of New Jersey, P.C.*

                  10.49    Termination Letter terminating the Stock Purchase Agreement dated May 22,
                           1998 by and among the Registrant, PSC Acquisition Corp. and the other parties named therein.*

                  10.50    Stock Purchase Agreement dated as of May 27, 1998 by and among the
                           Registrant, PSC Acquisition Corp. and the other parties named therein
                           (superseding the Stock Purchase Agreement dated as of May 1, 1998 by and among the Registrant, PSC Acquisition Corp. and the other parties named therein and filed as Exhibit 10.46 to the Registrant's Quarterly
                           Report on Form 10-Q for the three months ended March 31, 1998).*

                  10.51    Promissory Note in the Principal Amount of $6,401,986 issued by PSC
                           Acquisition Corp. and PSC Management Corp. and guarantied by the
                           Registrant to Kurzman & Eisenberg, LLP as agent for the parties named therein.*

                  23.1     Consent of Arthur Andersen LLP

* Previously Filed.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            PHYSICIANS' SPECIALTY CORP.



                            By: /s/ Robert A. DiProva
                               -----------------------------------
                               Robert A. DiProva
                               Executive Vice President and
                                      Chief Financial Officer

Dated:  August 3, 1998

GENERAL INFORMATION


Ear, Nose & Throat, Associates, P.C. represents more than 50% of the Physicians' Domain, Inc. Acquisition. The financial statements and financial data of Ear, Nose & Throat, Associates, P.C. are included in this filing as required under the Exchange Act of 1934, as amended.

                          EAR, NOSE & THROAT ASSOCIATES, P.C.

                 FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND 1996
                                     TOGETHER WITH
                                   AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Ear, Nose & Throat
Associates, P.C.:

We have audited the accompanying balance sheets of EAR, NOSE & THROAT ASSOCIATES, P.C. (a New York corporation) as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ear, Nose & Throat Associates, P.C. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP





Atlanta, Georgia
April 13, 1998

                      EAR, NOSE & THROAT ASSOCIATES, P.C.


                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996



                                     ASSETS


                                                                          1997        1996
                                                                       ----------  ----------
CURRENT ASSETS:
   Cash and cash equivalents                                           $  116,371  $      692
   Accounts receivable, net of allowance for doubtful accounts of
     $466,172 and $150,354 at December 31, 1997 and 1996,
     respectively                                                       2,431,055   1,809,818
   Notes receivable for employee                                                -     129,852
                                                                       ----------  ----------
          Total current assets                                          2,547,426   1,940,362


EQUIPMENT, net                                                            981,318     979,531

DUE FROM RELATED PARTIES                                                1,383,313     133,049

DEFERRED INCOME TAXES                                                           -     140,952

INTANGIBLE ASSETS, net                                                    657,265     553,186

OTHER ASSETS, net                                                          22,761      11,092
                                                                       ----------  ----------
          Total assets                                                 $5,592,083  $3,758,172
                                                                       ==========  ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Accounts payable                                                    $  298,816  $  574,679
   Due to related party                                                   188,543           -
   Accrued expenses                                                       442,585     189,204
   Accrued shareholder compensation                                     1,310,053   1,275,300
   Current portion of long-term debt and capital lease obligations      2,855,801     678,333
                                                                       ----------  ----------
          Total current liabilities                                     5,095,798   2,717,516

DEFERRED INCOME TAXES                                                       6,538           -

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION        101,239   1,163,036
                                                                       ----------  ----------
          Total liabilities                                             5,203,575   3,880,552
                                                                       ----------  ----------
COMMITMENTS AND CONTINGENCIES (NOTE 10)

STOCKHOLDERS' EQUITY:
   Common stock, no par value; 200 shares authorized, 126 and 112 shares issued and outstanding at December 31, 1997 and 1996,
     respectively                                                               -           -
   Additional paid-in capital                                             293,687       2,233
   Retained earnings (deficit)                                             94,821    (124,613)
                                                                       ----------  ----------
          Total stockholders' equity (deficit)                            388,508    (122,380)
                                                                       ----------  ----------
          Total liabilities and stockholders' equity                   $5,592,083  $3,758,172
                                                                       ==========  ==========



     The accompanying notes are an integral part of these balance sheets.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.


                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                      1997           1996
                                                                   -----------    ----------
NET PATIENT SERVICE REVENUE                                        $12,519,142    $7,758,807
                                                                   -----------    ----------
OPERATING EXPENSE:


   Salaries, wages, and benefits                                     4,189,254     2,530,982

   Compensation to stockholder-physicians                            3,564,287     2,334,316

   General and administrative expense                                2,799,251     3,113,258

   Physician practice management expense                               944,415             -

   Depreciation and amortization                                       405,777       326,433
                                                                   -----------    ----------
           Total operating expenses                                 11,902,984     8,304,989
                                                                   -----------    ----------
INCOME (LOSS) FROM OPERATIONS                                          616,158      (546,182)


INTEREST EXPENSE                                                      (249,234)     (122,076)
                                                                   -----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES                                      366,924      (668,258)



(PROVISION) BENEFIT FOR INCOME TAXES                                  (147,490)       19,316
                                                                   -----------    ----------
NET INCOME (LOSS)                                                  $   219,434    $ (648,942)
                                                                   ===========    ==========




        The accompanying notes are an integral part of these statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                          COMMON STOCK      ADDITIONAL   RETAINED
                                        ----------------     PAID-IN     EARNINGS
                                        SHARES    AMOUNT     CAPITAL     (DEFICIT)     TOTAL
                                       --------  --------  -----------  -----------  ---------
BALANCE, DECEMBER 31, 1995                 84      $  -     $  2,233    $ 524,329   $ 526,562

   Stock dividend                          28         -            -            -           -
   Net loss                                 -         -            -     (648,942)   (648,942)
                                       ------    ------     --------    ---------   ---------
BALANCE, DECEMBER 31, 1996                112         -        2,233     (124,613)   (122,380)

   Issuance of common stock--
      practice acquisition                 14         -      291,454            -     291,454
   Net income                               -         -            -      219,434     219,434
                                       ------    ------     --------    ---------   ---------
BALANCE, DECEMBER 31, 1997                126      $  0     $293,687    $  94,821    $388,508
                                       ======    ======     ========    =========   =========










        The accompanying notes are an integral part of these statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                       1997          1996
                                                                   -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                               $   219,434   $  (648,942)
                                                                   -----------   -----------
   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
         Noncash expense                                               127,000             -
         Depreciation and amortization                                 398,167       326,433
         Provision (benefit) for deferred taxes                        147,490       (19,316)
         Changes in operating assets and liabilities, net of
          effect from acquisitions:
              Accounts receivable                                     (457,207)      272,268
              Prepayments and other                                     33,790           905
              Due from related party
              Accrued shareholder compensation                          34,753       (47,796)
              Accounts payable and accrued liabilities                 149,061       477,649
                                                                   -----------   -----------
                 Total adjustments                                     433,054     1,010,143
                                                                   -----------   -----------
                 Net cash provided by operating activities             652,488       361,201
                                                                   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Loan to related party, net                                       (1,250,264)            -
   Repayment of employee and shareholder loans, net                      2,852       193,937
   Payment for acquisitions, net                                      (185,000)     (470,000)
   Purchase of property and equipment, net                            (220,068)     (629,134)
                                                                   -----------   -----------
                 Net cash used in investing activities              (1,652,480)     (905,197)
                                                                   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   (Repayments) borrowings from capital leases, net                   (379,159)      102,705
   Repayments of note payable                                       (1,814,215)     (508,749)
   Repayments of loans to physicians                                  (135,955)      (55,227)
   Borrowings from physicians                                           60,000       298,102
   Proceeds from issuance of note payable                            3,385,000       706,668
                                                                   -----------   -----------
                 Net cash provided by financing activities           1,115,671       543,499
                                                                   -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                115,679          (497)



CASH AND CASH EQUIVALENTS BEGINNING OF YEAR                                692         1,189
                                                                   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                             $   116,371   $       692
                                                                   ===========   ===========




 The accompanying notes are an integral part of these consolidated statements.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

  1. ORGANIZATION

     Ear, Nose & Throat Associates, P.C. ("ENT") was incorporated on December 18, 1973 to provide treatment and management of diseases and disorders of the ear, nose, throat, head, and neck. ENT has operations in Westchester and Putnam Counties, New York.

  2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in ENT's financial statements and the accompanying notes. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     ENT considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

     EQUIPMENT

     Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of depreciable assets for financial statement reporting purposes. Maintenance and repairs are charged to expense as incurred. The cost of renewals and betterments is capitalized and depreciated over the applicable estimated useful lives. The cost and accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income.

     INTANGIBLE ASSETS

     ENT's physician practice acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the acquired practices. As part of the purchase price allocation, ENT allocates the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair market values. Costs of acquisitions in excess of the net estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed are amortized using the straight-line method over a period of 25 years. At December 31, 1997 and 1996, the amount of such intangible assets was approximately $673,000 and $438,000 with related accumulated amortization totaling $45,000 and $15,000, respectively.

     Also included in intangible assets is a noncompete agreement ENT entered into in conjunction with a buyout of a former shareholder. The noncompete agreement stipulated that the former shareholder could not engage in the practice of medicine specializing in the treatment and management of diseases and disorders of the ear, nose, throat, head and neck within a certain radius of his former office for a period of 48 months. At December 31, 1997 and 1996, the gross amount of this noncompete agreement was $402,000 and the related accumulated amortization was approximately $373,000 and $272,000, respectively.

     NET PATIENT SERVICE REVENUE

     Net patient service revenue is reported at estimated net realizable amounts from patients, third-party payors, and others for services rendered. Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for estimated third-party settlements are provided in the period the related services are rendered. Differences between estimated amounts accrued and final settlements are reported in the year of settlement. ENT recognizes revenue as services are performed.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     ENT provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable. Bad debt expense during 1997 and 1996 was $315,818 and $16,695, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     ENT estimates that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, approximated their fair values as of December 31, 1997 and 1996 due to the relatively short maturity of these instruments. Notes payable and capital leases approximated their fair value based on borrowings currently available to ENT for similar terms and average maturities.

     INCOME TAXES

     ENT follows the practice of providing for income taxes based on Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

     INDUSTRY RISKS

     The health care industry is subject to numerous laws and regulations at all levels of government. These laws and regulations include, but are not necessarily limited to, such matters as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Violations of these laws could result in significant fines and penalties as well as significant payments for services previously billed. ENT is subject to similar regulatory reviews. A determination of liability under any such laws could have a material effect on ENT's financial position, results of operations, stockholders' equity, and cash flows.

     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION


                                                                  1997         1996
                                                                --------     --------
             Cash paid during the year for interest             $238,167     $122,076
             Liabilities assumed in connection with
                business acquired                                 17,000       56,666


  3. ACQUISITIONS

     During 1997 and 1996, ENT acquired substantially all of the assets (other than certain excluded assets, such as employment agreements and patient charts, records and files) and assumed certain contractual liabilities of four physician practices.

     In connection with the acquisition of assets or equity of these practices, ENT paid an aggregate of $655,000 in cash and issued 14 shares of common stock (valued at the time of issuance at approximately $291,000). Upon completion of these acquisitions, ENT entered into employment agreements with the former owners for employment periods ranging from three to five years. The acquisitions were accounted for under the purchase method of accounting.

  4. EQUIPMENT

     Equipment at December 31, 1997 and 1996 consisted of the following:


                                                 1997          1996          USEFUL LIVES
                                             -----------    -----------     -------------
     Medical equipment                       $ 1,643,756    $ 1,366,837     Seven years
     Computer system and software                148,160        148,160     Three years
     Furniture and fixtures                      215,337        215,334     Seven years
     Automobiles                                  47,952         47,952     Five years
     Leasehold improvements                      524,060        524,060     Three to five years
                                             -----------    -----------
                Total cost                     2,579,265      2,302,343
     Less accumulated depreciation            (1,597,947)    (1,322,812)
                                             -----------    -----------
                                             $   981,318    $   979,531
                                             ===========    ===========


     Depreciation expense was approximately $275,000 and $214,000 in 1997 and 1996, respectively.

  5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     ENT's long-term debt and capital lease obligations as of December 31, 1997 and 1996 consist of the following:


                                                                                      1997         1996
                                                                                  -----------   ----------
     Notes payable with interest payable monthly at rates varying from 6.5% to
     9.65%; varying monthly principal payments; maturing on various dates from
     December 31, 1997 through January 2002; secured by substantially all
     assets and contract rights of the Company                                    $         -   $1,161,587

     $92,000 note payable to a physician dated October 15,
     1994;  payable in monthly installments of $1,855,
     including interest at 8%, through November 15, 1998                                19,616       39,442

     $150,000 note payable to a physician dated April 30, 1996; payable in monthly installments of $2,083, including interest at 9.25%, through May
     1, 2000 with a lump-sum payment of $50,000 due May 1, 2000                         92,915      108,527

     $181,111 note payable to a physician dated August 1, 1996;
     payable in monthly installments of $8,109, including
     interest at the rate of 7%, through August 1, 1998                                 63,200      152,654

     $60,000 note payable to a physician dated June 1, 1997;
     payable in monthly installments of $2,213, including
     interest at 8%, through December 1, 1999                                           48,937            -

     Capital lease obligations with interest rates ranging from 10.25% to
     18.15%, payable monthly at various amounts;
     maturing October 1998 through December 2002; secured by
     leased assets                                                                           -      379,159

     $2,200,000 note payable to bank dated April 24, 1997;
     payable in monthly installments of $45,935, including
     interest at prime plus .75% (9.25% at December 31, 1997),
     through May 2002                                                                1,998,939            -

     $400,000 note payable to bank dated October 30, 1997;
     payable in monthly installments of $8,285, including
     interest at prime plus .75% (9.25% at December 31, 1997)
     through October 30, 2002                                                          383,433            -

     $350,000 note payable to bank dated April 24, 1997;
     interest payable monthly at prime plus .75% (9.25% at
     December 31, 1997), principal payment due annually on
     outstanding balance                                                               350,000            -
                                                                                 ------------- ------------
                Total                                                                2,957,040    1,841,369

     Less current maturities                                                        (2,855,801)    (678,333)
                                                                                 ------------- ------------
     Long-term debt                                                               $    101,239  $ 1,163,036
                                                                                 ============= ============


     On April 24, 1997, ENT entered into a $2,950,000 term loan agreement (the "Agreement") with Manufacturers and Traders Trust Company. The Agreement consisted of a $2,200,000 term loan (the "Term Loan"), $350,000 revolving line of credit (the "Revolver"), and a $400,000 grid term loan (the "Grid Loan"). ENT used the proceeds from the Term Loan to pay down its existing bank notes payable and capital leases. The proceeds from the Grid Loan were used to finance the purchase, installation, and implementation of the new management software system and hardware for PDI (as defined), as stipulated by the bank. The proceeds from the Revolver were used to fund working capital.

     Borrowings outstanding under the Agreement primarily incur interest at the Bank's Prime Rate (8.5% at December 31, 1997) plus .75%. The Agreement is presently secured by substantially all of ENT's assets, a gross receipts security pledge, and personal guarantees of the stockholders, limited to their proportional share of ENT.

     The Agreement stipulates monthly interest and principal payments amortized over 60 months on both the Grid Loan and the Term Loan. The Revolver payments are monthly interest payments only, with an annual renewal period required.

     The Agreement contains certain restrictive covenants, including, among other things, limitations on additional indebtedness, transfers of assets, and mergers and acquisitions. In addition, ENT must maintain certain financial covenants, including, among others, a minimum tangible net worth and a debt service ratio. ENT was in default of one of its debt covenants at December 31, 1997 and therefore, the Term Loan and Grid Loan have been classified as current liabilities in the accompanying balance sheet.

     The aggregate future maturities of long-term debt as of December 31, 1997 are as follows:


                    1998                                            $2,855,801
                    1999                                                44,215
                    2000                                                57,024
                                                                   -----------
                                                                    $2,957,040
                                                                   ===========

  6. INCOME TAXES

     For all periods presented, the accompanying financial statements reflect provisions for income taxes computed in accordance with the requirements of SFAS No. 109.

     The following summarizes the components of the income tax provision (benefit):


                                                                  1997         1996
                                                               ----------   ----------
             Current:
                Federal                                          $      -    $      -
                State                                                   -           -
             Deferred:
                Federal                                           114,255     (16,071)
                State                                              33,235      (3,245)
                                                                 --------    --------
                        Total income tax provision (benefit)     $147,490    $(19,316)
                                                                 ========    ========

     The provision (benefit) for income taxes differs from the amounts computed by applying federal statutory rates due to the following:


                                                                  1997         1996
                                                                --------    ---------
             Provision (benefit) computed at the federal
                statutory rate                                  $124,754    $(227,207)
             State income taxes, net of federal income
                tax benefit                                       21,134      (38,492)
             Other
             Permanent differences                                16,021       39,136
             (Decrease) increase in valuation allowance          (14,419)     207,247
                                                              ----------   ----------
                        Total income tax provision
                           (benefit)                            $147,490    $ (19,316)
                                                              ==========   ==========


     The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1997 and 1996 is as follows:


                                                                1997          1996
                                                            -----------   -----------
             Deferred tax assets:

                Accrued liabilities                         $   894,655   $   814,450
                Book over tax depreciation                       83,211        58,767
                Net operating loss carryforward                 228,023       242,442
                                                            -----------   -----------
                        Total deferred income tax
                           assets                             1,205,889     1,115,659
                                                            -----------   -----------
             Deferred tax liabilities:
                Accounts receivable                             970,963       722,841
                Tax over book amortization of goodwill           13,441         9,424
                                                            -----------   -----------
                        Total deferred income tax
                           liabilities                          984,404       732,265
                                                            -----------   -----------
             Valuation allowance                               (228,023)     (242,442)
                                                            -----------   -----------
             Net deferred tax (liabilities) assets          $    (6,538)  $   140,952
                                                            ===========   ===========

     ENT had income tax net operating loss carryforwards totaling approximately $571,000 and $607,000 as of December 31, 1997 and 1996, respectively which expire in 2010.

     The increase in valuation allowance in 1996 is the result of the ENT's valuation allowance for net operating loss carryforwards generated during 1996. The decrease in valuation allowance in 1997 is a result of the 1996 loss carryforwards utilized in 1997.

  7. EMPLOYEE BENEFIT PLAN

     401(k) PLAN

     ENT initiated a 401(k) plan covering all of its eligible employees and stockholders on May 1, 1997. Under the plan, employees generally may contribute up to 15% of their pretax compensation. ENT makes a discretionary contribution to each employee's account in an amount equal to 25% of the employee's contribution, up to 4% of the employee's compensation. ENT contributed $19,845 to the plan during 1997.

     PROFIT-SHARING PLAN

     ENT also initiated a Profit-Sharing Plan ("Sharing Plan") covering all of its eligible employees and stockholders. Under the Sharing Plan, ENT makes a discretionary contribution to each employee's account based on a percentage of the employee's compensation. This percentage can range from 1% to 15% of eligible compensation, with a 1997 percentage of 3.75%. ENT contributed $222,154 to the Sharing Plan during 1997.

  8. RELATED-PARTY TRANSACTIONS

     During June 1995, an executive employee of ENT entered into an employee agreement with the agreement stipulating an employee loan from ENT. The original amount of the loan was for $50,000 with interest payable annually at a rate of 6%. During 1996, ENT paid for certain expenses of the employee and, accordingly, increased the loan balance outstanding. At December 31, 1996, the balance outstanding was approximately $127,000. During 1997, ENT established a reserve of $127,000 against the outstanding balance which was included as expense in the accompanying statement of operations.

     In April 1997, ENT entered into a five-year management service agreement (the "MSA") with Physicians' Domain Inc. ("PDI"). The stockholders of ENT are more than 50% owners of PDI. The MSA stipulates that PDI will provide financial and administrative management, enhancement of clinical operations, network development, billing and collection, negotiation, establishment, supervision, and maintenance of contracts and relationships related to managed care contracts. In return, ENT pays a management fee based on the number of full-time physicians and an additional annual amount payable in monthly installments. ENT is also responsible for all the operating and nonoperating expenses incurred by PDI on behalf of managing ENT.

     During 1997, ENT incurred charges of approximately $955,000 related to the MSA.

     Upon completion of the debt financing during April 1997 (Note 5), ENT allocated a portion of the repayments to PDI. This allocation is based on cost incurred by ENT in assisting the start-up of PDI. This amount as well as other start-up related charges not included in debt financing allocation are included on the accompanying balance sheet.

  9. STOCK DIVIDEND

     ENT declared a stock dividend to all stockholders of record on June 1, 1996. The stock dividend was a dividend of 4 shares for every 12 shares owned by the stockholders.

 10. COMMITMENTS AND CONTINGENCIES

     LITIGATION

     ENT and its affiliated physician groups are insured with respect to medical malpractice risks on a claims-made basis. In the opinion of management, the amount of potential liability with respect to these claims will not materially affect ENT's financial position or results of operations.

     EMPLOYMENT AGREEMENTS

     ENT has entered into employment agreements with the shareholders of ENT and certain nonshareholder physicians. The agreements, which are substantially similar, provide for compensation to the shareholders in the form of a monthly salary based on respective collections. The employment agreements also contain restrictive covenants relating to the treatment and management of diseases and disorders of the ear, nose, throat, head and neck within 24 months after the employment agreements expire. The employment agreements with the nonshareholder physicians are similar to the shareholder agreements, except for the monthly salary which is based on annual compensation, as defined. The physician employment agreements range from three to five years.

     OPERATING LEASES

     ENT leases certain medical office facilities under noncancelable operating lease agreements which expire in various years through 2006. Rental expenses under these leases amounted to approximately $618,000 and $486,000 in 1997 and 1996, respectively.

     Future minimum rental commitments under all noncancelable operating lease agreements, excluding lease agreements that expire within one year, are as follows as of December 31, 1997:


                    1998                                           $   665,799
                    1999                                               566,052
                    2000                                               528,160
                    2001                                               435,932
                    2002                                               179,544
                    Thereafter                                         253,070
                                                                   -----------
                               Total                               $ 2,628,557
                                                                   ===========


11.  SUBSEQUENT EVENT

     On March 30, 1998, ENT signed a definitive letter of intent with Physicians' Specialty Corp. ("PSC"), a physicians' practice management company. PSC has agreed to acquire substantially all of the tangible assets of ENT and PDI. Upon final acquisition, a successor practice to ENT will enter into a management agreement with PSC whereby PSC would manage the practice for a fixed annual fee, as defined.

                      EAR, NOSE & THROAT ASSOCIATES, P.C.


                                 BALANCE SHEET


                                MARCH 31, 1998

                                  (UNAUDITED)


                                    ASSETS


CURRENT ASSETS:
  Cash and cash equivalents                                        $   137,249
  Accounts receivable, net of allowance for doubtful
    accounts of $801,704 at March 31, 1998                           2,775,450
                                                                   -----------
          Total current assets                                       2,912,699

EQUIPMENT, net                                                         915,226

DUE FROM RELATED PARTY, net                                          1,387,186

INTANGIBLE ASSETS, net                                                 657,265

OTHER ASSETS, net                                                       22,761
                                                                   -----------
          Total assets                                             $ 5,895,137
                                                                   ===========


                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                 $  239,957
  Accrued expenses                                                    461,021
  Accrued shareholder compensation                                  1,310,053
  Current portion of long-term debt and capital lease
    obligations                                                     2,834,520
                                                                   ----------
          Total current liabilities                                 4,845,551

DEFERRED INCOME TAXES                                                   6,538

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, LESS
  CURRENT PORTION                                                           0
                                                                   ----------
          Total liabilities                                         4,852,089
                                                                   ----------

STOCKHOLDERS' EQUITY:
  Common stock, no par value; 200 shares authorized, 126
    shares issued and outstanding at March 31, 1998                         -
  Additional paid-in capital                                          293,687
  Retained earnings                                                   749,361
                                                                   ----------
          Total stockholders' equity                                1,043,048
                                                                   ----------
          Total liabilities and stockholders' equity               $5,895,137
                                                                   ==========

                      EAR, NOSE & THROAT ASSOCIATES, P.C.


                            STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                  (UNAUDITED)



NET PATIENT SERVICE REVENUE                                        $3,398,524
                                                                   ----------
OPERATING EXPENSE:
  Salaries, wages, and benefits                                     1,033,588
  Compensation to stockholder-physicians                              543,818
  General and administrative expense                                  656,906
  Physician practice management expense                               385,999
  Depreciation and amortization                                        66,090
                                                                   ----------
          Total operating expenses                                  2,686,401

INCOME (LOSS) FROM OPERATIONS                                         712,123

INTEREST EXPENSE                                                       57,582
                                                                   ----------
INCOME BEFORE INCOME TAXES                                            654,541

PROVISION FOR INCOME TAXES                                                  0
                                                                   ----------
NET INCOME                                                         $  654,541
                                                                   ==========

                          PHYSICIANS' SPECIALTY CORP.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The unaudited pro forma combined statements of operations give effect to the acquisition of the tangible assets of Physicians' Domain, Inc. ("PDI") and the acquisition of assets of three affiliated practices of PDI, Ear, Nose & Throat Associates, P.C., Robert P. Green, M.D. & Steven H. Sacks, M.D., P.C. and Chestnut ENT Associates, P.A. (collectively with PDI, the "Physicians' Domain Group") and the management services agreements between the Company and the physician practices as if such transactions had occurred on January 1, 1997 and the unaudited pro forma combined balance sheet gives effect as if such transactions had occurred on March 31, 1998.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the above-mentioned transactions had been consummated at the beginning of the period presented, nor are they necessarily indicative of the future operating results of the Company. The unaudited pro forma combined financial statements do not give effect to any cost savings or integration which may have resulted or may result from these transactions.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31, 1997
                                  ------------------------------------------------------------------------------------------
                                                             ADJUSTMENTS (1)
                                                   ---------------------------------------
                                                     INITIAL
                                   PHYSICIANS'      PRACTICES                  PHYSICIANS'
                                   SPECIALTY        & THE ENT    ADDITIONAL      DOMAIN       PRO FORMA      PRO FORMA
                                     CORP.           NETWORKS     PRACTICES      GROUP       ADJUSTMENTS     COMBINED
                                  -----------      -----------   ----------   -----------   ------------    -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Management fees                   $    10,974      $     0       $      0      $     0     $ 25,483 (2)    $    36,457
Capitation revenue                      3,619        1,257              0            0                           4,876
Net patient service revenue               967        4,862         14,169       16,707      (35,442)(3)          1,263
                                  -----------      -------       --------      -------     --------        -----------
         Net revenue                   15,560        6,119         14,169       16,707       (9,959)            42,596
Expenses
     Provider claims, wages
         benefits                       7,819        4,848          9,926        8,677      (13,692)(4)         17,578
     General and administrative         4,371        1,166          3,795        5,900                          15,232
     Depreciation and
         amortization                     377           98            190          430          803 (5)          1,898
                                  -----------      -------       --------      -------     --------        -----------
         Operating expenses            12,567        6,112         13,911       15,007      (12,889)            34,708
Operating income (loss)                 2,993            7            258        1,700        2,930              7,888
Other (income) expense, net              (429)           7            (17)         249          431 (6)            241
                                  -----------      -------       --------      -------     --------        -----------
Pretax income (loss)                    3,422            0            275        1,451        2,499              7,647
Provision (benefit) for income
     taxes                              1,362          (40)           121          176        1,364 (7)          2,983
                                  -----------      -------       --------      -------     --------        -----------
         Net income (loss)        $     2,060      $    40       $    154      $ 1,275     $  1,135        $     4,664
                                  ===========      =======       ========      =======     ========        ===========

Weighted average shares
     outstanding (diluted)          4,966,778                                                                6,909,325(8)
                                  ===========                                                              ===========

Diluted earnings per share        $      0.42                                                              $      0.68
                                  ===========                                                              ===========

           See notes to unaudited pro forma combined financial data.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                                                                   THREE MONTHS ENDED MARCH 31, 1998
                                  ---------------------------------------------------------------------------------------------
                                                           ADJUSTMENTS (1)
                                                    ----------------------------

                                   PHYSICIANS'                      PHYSICIANS'
                                   SPECIALTY                          DOMAIN        UNAUDITED       PRO FORMA        PRO FORMA
                                      CORP.          MURATA            GROUP        COMBINED       ADJUSTMENTS       COMBINED
                                  -----------      -----------     -----------     ----------      -----------      ----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)

Management fees                   $     5,924         $   0           $    0       $  5,924         $ 2,895 (2)     $    8,819
Capitation revenue                      1,165             0                0          1,165                              1,165
Net patient service revenue               309            78            4,446          4,833          (4,524)(3)            309
                                  -----------         -----           ------       --------         -------         ----------
         Net revenue                    7,398            78            4,446         11,922          (1,629)            10,293
Expenses
     Provider claims, wages
         benefits                       3,319            52            1,808          5,179          (1,228)(4)          3,951
     General and administrative         2,257            29            1,640          3,926                              3,926
     Depreciation and
         admortization                    283             1               72            356             105 (5)            461
                                  -----------         -----           ------       --------         -------         ----------
         Operating expenses             5,859            82            3,520          9,461          (1,123)             8,338
Operating income (loss)                 1,539            (4)             926          2,461            (506)             1,955
Other (income) expense, net               (29)            0                0            (29)             96 (6)             67
                                  -----------         -----           ------       --------         -------         ----------
Pretax income (loss)                    1,568            (4)             926          2,490            (602)             1,888
Provision (benefit) for income
     taxes                                611             0                7            618             118 (7)            736
                                  -----------         -----           ------       --------         -------         ----------
         Net income (loss)        $       957         $  (4)          $  919       $  1,872         $  (720)        $    1,152
                                  ===========         =====           ======       ========         =======         ==========

Weighted average shares
     outstanding (diluted)          7,033,786                                                                        7,033,786(8)
                                  ===========                                                                       ==========

Diluted earnings per share        $      0.14                                                                       $     0.16
                                  ===========                                                                       ==========


                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                                                                              MARCH 31, 1998
                                              --------------------------------------------------------------------------------
                                               PHYSICIANS'     PHYSICIANS'        (10)
                                                SPECIALTY         DOMAIN      ACQUISITION        OFFERING        PRO FORMA
                                                  CORP            GROUP       ADJUSTMENTS     ADJUSTMENTS (9)  AS ADJUSTED (9)
                                              -----------      ----------    -------------   ----------------  ---------------
                                                                             (IN THOUSANDS)
ASSETS
Current assets
     Cash and cash equivalents                   $ 4,739        $    0         ($ 9,213)        $16,950           $12,476
     Accounts receivable, net                     11,135         3,805                0                            14,940
     Other current assets                            437             0                0                               437
                                                 -------        ------         --------         -------           -------
     Current assets                               16,311         3,805           (9,213)         16,950            27,853

Property and equipment, net                        3,851         2,619                                              6,470

Intangible assets, net                            12,023             0            9,958                            21,981

Other assets                                         440             0                0                               440
                                                 -------        ------         --------         -------           -------

     Total assets                                $32,625        $6,424         $    745         $16,950           $56,744
                                                 =======        ======         ========         =======           =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Notes payable                               $     0        $    0         $      0                           $     0
     Accounts payable and
         accrued expenses                          4,916             0              550                             5,466
     Deferred taxes                                  367           217                                                584
                                                 -------        ------         --------         -------           -------
     Current liabilities                           5,283           217              550                             6,050

Subordinated seller notes                            912             0            6,402                             7,314

Stockholders' equity                              26,430         6,207           (6,207)        $16,950            43,380
                                                 -------        ------         --------         -------           -------

     Total liabilities and
         stockholders' equity                    $32,625        $6,424         $    745         $16,950           $56,744
                                                 =======        ======         ========         =======           =======

           See notes to unaudited pro forma combined financial data.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         The following is a summary of the adjustments reflected in the Unaudited Pro Forma Combined Financial Statements assuming the acquisition of assets or equity of the Company's affiliated practices and the consummation of the acquisition of the Physicians' Domain Group had occurred on January 1, 1997 with respect to the unaudited pro forma combined statements of operations and as of March 31, 1998 with respect to the unaudited pro forma combined balance sheet.

         (1) Reflects operations of acquired practices from January 1, 1997 through their respective date of acquisition by the Company.

         (2) Management fees have been calculated based upon the management services agreements. For providing services pursuant to the management services agreements, the Company retains a fixed amount or varying percentage of all revenue generated by or on behalf of physicians practicing at the practice (after adjusting for, among other things, uncollectible accounts and contractual allowances). The Company is responsible for the payment of operating expenses of the affiliated practices, including salaries and benefits of non-medical employees of the practice, lease obligations for office space and equipment and medical and office supplies and the non-operating expenses of the affiliated physician practice, including depreciation, amortization and interest.

         Management fee adjustments under the management services agreements are calculated as follows:


                                                                                         THREE MONTHS
                                                                     YEAR ENDED              ENDED
                                                                 DECEMBER 31, 1997       MARCH 31, 1998
                                                                 -----------------       --------------
                                                                              (IN THOUSANDS)
ATLANTA MARKET
     Atlanta Ear Nose & Throat Associates, P.C...................    $ 3,671                 $  --
     Additional Atlanta Practices ...............................        895                    --
     Ear, Nose & Throat Specialists, P.C. .......................        860                    --
     Ear, Nose & Throat Specialists, Head & Neck Surgery, P.C. ..      1,173                    --
     Northside Ear, Nose & Throat Associates, P.C. ..............        321                    --
     Cobb Ear, Nose & Throat Associates, P.C. ...................      4,438                    --
CHICAGO MARKET
     Otolaryngology Medical & Surgical Associates, Ltd. .........      2,056                    --
SOUTH FLORIDA MARKET
     Ear, Nose & Throat Associates of South Florida, P.A. .......      4,128                    --
     James J. Murata, M.D., P.A. ................................        585                    78
                                                                     -------                 -----
          Pro Forma Patient Service Revenue .....................    $18,127                 $  78
          Management Fee % ......................................       12.5%                 12.5%
                                                                     -------                 -----
                                                                     $ 2,266(A)              $  10(A)


NORTH GEORGIA MARKET
     Allatoona E.N.T. & Facial Plastic Surgery, P.C.........         $   608                $   --
          Pro Forma Patient Service Revenue.................         $   608                $   --
          Management fee % .................................            15.0%                   --%
                                                                     -------                 -----
                                                                     $    91(B)             $   --(B)
PHYSICIANS' DOMAIN GROUP ACQUISITION........................         $ 2,045(C)             $  511(C)
                                                                     -------                ------
              Pro Forma Management Fees (A) + (B) + (C).....         $ 4,402                $  521
              Pro Forma Practice Operating Expenses.........          21,081                $2,374
                                                                     -------                ------
              Pro Forma Management Fee Adjustment...........         $25,483                $2,895
                                                                     =======                ======

         Under the current management services agreements, the Company retains on an annual basis 12.5% to 15.0% of affiliated physician practice revenue. Under certain management services agreements, in the event the affiliated practice's annual revenues exceed 150% of such practice's annual revenue in the year prior to its affiliation with the Company (the "Threshold Amount"), the Company will be entitled to receive incentive compensation (in lieu of the 12.5% amount) for the remainder of such fiscal year in amounts ranging from 20% to 25% of the affiliated practice's income (net practice revenue less practice expenses), prior to the payment of physician compensation and benefits. In connection with the Physicians' Domain Group transaction, the management services agreements contain a fixed monthly management fee, subject to annual escalation based on increases in the consumer price index after the fifth anniversary of the date of the agreement.

         There is no management fee adjustment for ENT & Allergy Associates, a wholly-owned subsidiary of the Company, because physicians at ENT & Allergy Associates are directly employed by the Company. See Note 3 below.

         (3) Reflects the elimination of net patient service revenue for all physician practices with which the Company has management services agreements but does not directly employ the physicians of such practices, except for the physicians of ENT & Allergy Associates.

         (4) Reflects the elimination of physician compensation at the practices in which the Company does not have an equity ownership. After the Company collects its management fees pursuant to the management services agreements and pays the operating and non-operating expenses, the remaining revenue is remitted to the affiliated practice to pay physician compensation and benefits pursuant to employment agreements between the practice and each individual physician and to pay physician assistant compensation and benefits. The reduction of physician compensation at ENT & Allergy Associates is a result of a contractual agreement with the Company. Also reflects the net cost of additional employment contracts entered into by the Company for certain management positions. The adjustments do not include bonuses due to their subjective nature and requisite board approval for the granting of bonuses based upon meeting certain profitability and non-financial goals.

         (5) Reflects amortization of intangibles and deferred organization costs of the Company.

         (6) Reflects interest expense in connection with the subordinated promissory notes incurred in connection with certain of the Company's acquisitions computed at the rate of approximately 6% per annum.

         (7) Reflects the establishment of a provision for income taxes at an estimated 39% effective tax rate, which consists of a 34% statutory federal tax rate and an average state statutory tax rate of 5%.

         (8) Reflects weighted average shares outstanding for common stock and stock equivalents (which have been calculated using the treasury stock method) giving effect to the acquisition of James J. Murata, M.D., P.A.

         Giving effect to the 2,307,540 shares sold by the Company at the public offering price of $8.50 per share, the pro-forma diluted earnings per share for the year ended December 31, 1997 and the three month period ended March 31, 1998 would have been $.55 and $.14, respectively, computed as follows:


                                                Year Ended       Three Months Ended
                                             December 31, 1997     March 31, 1998
                                             -----------------   ------------------
Pro Forma Combined Net Income                    $4,664                 $1,152
Interest Income, Net of Taxes                       380                     95
                                                 ------                 ------
Pro Forma, as Adjusted                            5,044                  1,247
Weighted Average Shares                           9,217                  9,341
Outstanding (Diluted)
Diluted Earnings Per Share                       $  .55                 $  .14
                                                 ======                 ======

         (9) Adjusted to reflect (i) the sale of 2,307,540 shares of common stock offered by the Company at the public offering price of $8.50 per share. The contemplated application of offering proceeds is depicted as follows:


Gross proceeds (2,307,540 shares at $8.50).............................                 $19,614,090
                                                                                        -----------
Underwriting costs and expenses........................................                   2,464,090
Consulting fee.........................................................                     200,000
                                                                                        -----------
                                                                                          2,664,090
                                                                                        -----------
     Net proceeds......................................................                 $16,950,000
                                                                                        ===========


         (10) Reflects the acquisition of the tangible and identifiable intangible assets of the Physicians' Domain Group.